                                                                    Exhibit 10.2

August 10, 1998


Mr Winston Rodrigues
2673 Tether Ridge
St-Lazarre, Quebec
J7T 2A1

Dear Winston,

Following the decision of the Compensation Committee, I would like to confirm the amount of your bonus for the fiscal year ending June 30, 1998 as well as outline the details of your compensation for fiscal year 1999.

BONUS FISCAL YEAR 1998:
You will be receiving a bonus in the amount of $43,312 (CDN). Please note that this amount is pro-rated over the eight (8) month period of your employment.

COMPENSATION FISCAL YEAR 1999:
Your base annual salary will be $210,000 (CDN).
You will be eligible for a bonus up to 50% should the Company and you meet objectives.
Please note that this bonus is conditional upon the approval of the Board of Directors. This bonus is allocated according to the Compensation Framework Guidelines which I have communicated to you.
The document outlining the guidelines will be forwarded to you shortly.

STOCK OPTIONS
You have been granted 60,000 stock options.

I would like to thank you for your contribution during this past year.

Sincerely,

/s/ Richard Szalwinski

Richard Szalwinski